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                         VIASOFT, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS(LOSS) PER SHARE
                                   Exhibit 11
                      (in thousands, except per share data)


                                                                THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                    DECEMBER 31                      DECEMBER 31
                                                              ------------------------         ------------------------
                                                                1999            1998             1999            1998
                                                              --------        --------         --------        --------
BASIC EARNINGS (LOSS) PER SHARE
Common Shares Outstanding, beginning of period                  17,951          18,463           17,906          19,321

Effect of Weighting of Shares:
       Employee stock options exercised                              1               5               40              47
       Shares purchased                                             49              66               24              33
       Treasury shares                                              --            (223)              --            (768)
                                                              --------        --------         --------        --------

Weighted average number of common shares outstanding            18,001          18,311           17,970          18,633
                                                              ========        ========         ========        ========

Net income (loss)                                             $  1,014        $  1,447         $  1,435        $ (5,620)
                                                              ========        ========         ========        ========

Earnings (loss) per common share                              $   0.06        $   0.08         $   0.08        $  (0.30)
                                                              ========        ========         ========        ========


DILUTED EARNINGS (LOSS) PER SHARE
Common Shares Outstanding, beginning of period                  17,951          18,463           17,906          19,321

Effect of Weighting of Shares:

       Warrants and employee stock options outstanding             278             170              372              --
       Employee stock options exercised                              1               5               40              47
       Shares purchased                                             49              66               24              33
       Treasury shares                                              --            (223)              --            (768)
                                                              --------        --------         --------        --------
Weighted average number of common and common
       share equivalents outstanding                            18,279          18,481           18,342          18,633
                                                              ========        ========         ========        ========
Net income (loss)                                             $  1,014        $  1,447         $  1,435        $ (5,620)
                                                              ========        ========         ========        ========

Earnings (loss) per common and common share equivalent        $   0.06        $   0.08         $   0.08        $  (0.30)
                                                              ========        ========         ========        ========
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